Exhibit 4.72

Debt Restructuring Agreement

Debt Restructuring Agreement

(Translation)

This Debt Restructuring Agreement was signed as of February 12, 2017 in Beijing, China by the Parties below:

Union Sky Holding Group Limited (the Creditor) (hereinafter referred to as the “Creditor”)

Authorized representative: Shi Yuzhu;

SPI Energy Co., Ltd. (formerly known as Solar Power Inc., the Debtor)

Authorized representative: Peng Xiaofeng

Whereas:

1.              The Creditor and the Debtor signed a “Convertible Promissory Note Purchase Agreement” (hereinafter referred to as “Convertible Note Agreement”), according to which the Creditor shall purchase from the Debtor a convertible promissory note in the principal amount of US$20,000,000 (the “Principal Amount”);

2.              The Creditor paid the Principal Amount to the Debtor on December 29, 2016 in accordance with the Convertible Note Agreement;

3.              In accordance with the Convertible Note Agreement, the note would be due in the 18th month after its issuance date (“Maturity Date”). If the Note is not converted into Conversion Shares issued by Debtor prior to the Maturity Date, the Debtor shall redeem the Note by paying the Creditor the Principal Amount on the Maturity Date.;

4.              The Maturity Date has been due on June 28, 2016, while the Debtor failed to redeem the Note.

Through negotiation, both Parties hereto has reached consensus as below:

I. As required by the Debtor, the Creditor agrees to restructure the capital of the debt owed under the Convertible Note Agreement, specific terms and conditions set as follows:

1.1 The Debtor shall pay 6,600,000 US Dollars to the Creditor before April 30, 2017;

1.2 On condition that the Debtor performed its payment obligation under the above 1.1, the second payment of 6,700,000 US Dollars shall be made before January 30, 2018;

1.3 On condition that the Debtor performed its payment obligation under the above 1.1 and 1.2, the final payment of 6,700,000 US Dollars shall be made before January 30, 2019;

II. Where the Debtor violates any agreement under Article I hereof, all the debts owed by the Debtor under this Agreement shall be accelerated and become due earlier, then the Debtor shall unconditionally pay all the matured and existing debts. Where the Debtor fails to pay the debts in time, an overdue fine shall be incurred therefrom at annualized rate of 18% of the amount overdue, accounting from the date the Debts become due or of accelerated maturity, whichever is earlier.

III. The Parties agree that before the Debtor’s repaying of the Principal Amount, the Creditor shall been entitled to decide at its own discretion whether to convert all or part of the note into the Conversion Shares. If the Creditor chooses to convert the Note, the converting price shall be determined based on the weighted average of the closing prices of the Debtor’s stock quoted on the NASDAQ within ten working days preceding the date of signing this Agreement.

IV. This Agreement is only meant to reset the repayment date of the Principal Amount  already due under the Convertible Note Agreement. The signing hereof shall not influence any rights and benefits of the Creditor under the Convertible Note Agreement or under any other agreement signed by the Creditor, and the Debtor shall not bring any doubt, counterargument, or denial.

V. Others

5.1 This Agreement shall become effective when being signed. This Agreement may be modified or changed through agreement by the Parties hereof, and any modification or change shall become effective only after being made in written documents and signed by the Parties hereof.

5.2 This Agreement is made in 4 original copies, with each Party holding 2 copies.

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Union Sky Holding Group Limited (the Creditor)

Authorized representative (signature):

SPI Energy Co., Ltd. (formerly known as Solar Power Inc., the Debtor)

Authorized representative (signature):